Exhibit 6.8

RESALE AND FORFEITURE AGREEMENT

This Resale and Forfeiture Agreement (this “Agreement”) is entered into as of [•], 2026 (the “Effective Date”), by and between Greenfield Robotics Corporation, a Delaware corporation (the “Company”), and [•], an individual stockholder of the Company (“Stockholder”). The Company and Stockholder are referred to herein collectively as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, the Company intends to file an offering statement on Form 1-A under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”), to qualify the offer and sale of shares of its common stock, par value $0.0001 per share (“Common Stock”), pursuant to Tier 2 of Regulation A (the “Reg A Offering”);

WHEREAS, Stockholder is the record and beneficial owner of shares of Common Stock and wishes to resell a portion of such shares in the Reg A Offering on the terms set forth herein; and

WHEREAS, as a condition to and inducement for the Company’s agreement to include Stockholder’s shares in the Reg A Offering, Stockholder will surrender to the Company, for no consideration and as a contribution to the capital of the Company, shares of Common Stock not included for resale in the Reg A Offering for cancellation in accordance with the terms hereof, and which the Parties intend to constitute a voluntary contribution to capital and not a purchase, redemption or other acquisition for value within the meaning of Section 160 of the DGCL.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, in each case within the meaning of Rule 405 under the Securities Act.

(b) “Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the Effective Date and as amended, restated or otherwise modified from time to time.

(c) “Broker” means StartEngine Primary, LLC, the broker-dealer of record for the Reg A Offering, or any successor or replacement broker-dealer engaged by the Company.

(d) “Broker Commission” means the broker-dealer commission payable to Broker in connection with the Reg A Offering, equal to four percent (4%) of the gross proceeds of Primary Shares and Resale Shares sold in the Reg A Offering, including the Resale Shares.

(e) “Cancellation” means the cancellation and retirement of the Forfeited Shares on the books and records of the Company, with such shares restored to the status of authorized and unissued shares of Common Stock.

(f) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the Effective Date and as amended, restated or otherwise modified from time to time.

(g) “DGCL” means the General Corporation Law of the State of Delaware.

(h) “Forfeited Shares” means shares of Common Stock surrendered by Stockholder to the Company for Cancellation pursuant to Section 2(b), in an aggregate amount up to the Total Reduction less the aggregate Resale Shares actually resold.

(i) “Forfeiture Ratio" means the quotient of (i) the Total Reduction minus the Maximum Resale Shares, divided by (ii) the Maximum Resale Shares.

(j) “Form 1-A” means the Company’s offering statement on Form 1-A filed with the SEC under Regulation A, including all exhibits, amendments and supplements thereto and any post-qualification amendments.

(k) “Governmental Authority” means any federal, state, local, municipal, foreign, supranational or tribal government, any political subdivision, agency, commission, board, bureau, instrumentality, department or authority thereof, any court, tribunal, judicial or arbitral body, any self-regulatory organization and any securities exchange or alternative trading system.

(l) “Indemnified Parties” means the Company and its Affiliates and their respective directors, officers, employees, agents, representatives, successors and assigns.

(m) Initial Offering Price” means the initial per-share public offering price of the Common Stock set forth in the Offering Circular as first qualified by the SEC on the Qualification Date.

(n)  “Lien” means any lien, encumbrance, charge, mortgage, pledge, hypothecation, security interest, deed of trust, claim, option, right of first refusal, right of first offer, preemptive right, transfer restriction, voting trust, proxy, community property interest or other adverse claim of any kind, in each case whether voluntary or involuntary, choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, or perfected or unperfected.

(o) “Loss” means any loss, liability, obligation, claim, demand, action, cause of action, suit, proceeding, damage (including consequential, incidental, special, indirect, punitive and exemplary damages), deficiency, judgment, award, settlement, fine, penalty, interest, assessment, tax, cost or expense, including fees and expenses of counsel, accountants, financial advisors, expert witnesses and other professionals and costs of investigation, defense, prosecution, settlement, collection and enforcement.

(p) “Material Adverse Effect” means any event, change, condition, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets, liabilities or prospects of the Company or on the consummation of the Transactions.

(q) Maximum Resale Shares means the number of shares of Common Stock (rounded down to the nearest whole share) equal to the quotient of (i) $[____] divided by (ii) the Initial Offering Price, determined once as of the Qualification Date and not subject to adjustment for any subsequent change in the Offering Price.

(r)  “MNPI” means any material non-public information concerning the Company or any of its securities.

(s) “Legal Expense Reimbursement” means an amount equal to the lesser of (i) $5,000 and (ii) the legal fees and expenses actually incurred by the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions.

(t) “Net Proceeds” means with respect to any Settlement Date, the gross proceeds received in respect of Resale Shares resold at such Settlement Date, less (i) the Broker Commission allocable to such Resale Shares, (ii) any transfer tax or similar charge payable in connection with the resale of such Resale Shares and (iii) the unpaid portion of the Legal Expense Reimbursement, which will be deducted from Net Proceeds at the earliest Settlement Date or Settlement Dates until satisfied in full.

(u) “Offering Circular” means the offering circular forming part of the Form 1-A, as qualified by the SEC and as the same may be supplemented, amended or otherwise modified from time to time.

(v) “Offering Price” means, with respect to any Settlement Date, the per-share price at which Resale Shares are resold in the Reg A Offering pursuant to the Offering Circular then qualified by the SEC, as may be modified by supplement pursuant to Rule 253(g)(2) of Regulation A, in each case as in effect on such Settlement Date.

(w)  “Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity.

(x) “Power of Attorney” means the irrevocable power of attorney executed and delivered by Stockholder to the Company substantially in the form attached hereto as Exhibit A.

(y) “Primary Shares” means shares of Common Stock issued and sold by the Company for its own account in the Reg A Offering. No Resale Shares shall constitute Primary Shares.

(z) “Qualification Date” means the date on which the SEC qualifies the Form 1-A pursuant to Rule 252 under the Securities Act.

(aa) “Regulation A” means Regulation A under the Securities Act (17 C.F.R. §§ 230.251 through 230.263).

(bb) “Resale Shares” means shares of Common Stock owned by Stockholder that are resold in the Reg A Offering pursuant to this Agreement, in an aggregate amount up to the Maximum Resale Shares.

(cc) “Settlement Date” means each date on which Resale Shares are resold and settled in the Reg A Offering.

(dd) “Total Reduction” means [____] shares of Common Stock.

(ee) “Transactions” means the transactions contemplated by this Agreement, including the resale of Resale Shares and the surrender for Cancellation of Forfeited Shares.

(ff) “Transfer Agent” means the Company, acting as its own transfer agent and registrar with respect to the Common Stock, or any successor transfer agent and registrar designated by the Company.

(gg) “VWAP” means the volume-weighted average price per share of Common Stock over the thirty (30) trading days immediately preceding the date of determination, as reported on the principal trading market or alternative trading system on which Common Stock is then listed or quoted, or, if Common Stock is not then listed or quoted, as reasonably determined by the Company.

2. Resale; Surrender of Forfeited Shares

(a) Resale of Resale Shares. Subject to the terms and conditions of this Agreement, on each Settlement Date the Company will facilitate, on Stockholder's behalf and through Broker, Resale Shares to be resold to subscribers in the Reg A Offering at the Offering Price, in each case in the manner, and subject to, the Offering Circular. The aggregate number of Resale Shares resold under this Agreement will not exceed the Maximum Resale Shares. In the event of any conflict or inconsistency between this Agreement and the Offering Circular with respect to the offer and sale of Resale Shares, the Offering Circular controls.

(b) Surrender of Forfeited Shares. Concurrently with each Settlement Date, and as a contribution to the capital of the Company for no consideration, Stockholder hereby surrenders to the Company for Cancellation a number of Forfeited Shares equal to the product of (i) the number of Resale Shares resold at such Settlement Date and (ii) the Forfeiture Ratio, rounded down to the nearest whole share. The Company will record the Cancellation on its books and records as of such Settlement Date, and the Forfeited Shares will be restored to the status of authorized but unissued shares.

(c) Allocation. If aggregate accepted subscriptions in the Reg A Offering are less than the maximum offering amount, (i) Stockholder will be entitled solely to Net Proceeds in respect of Resale Shares actually resold and settled, (ii) the Total Reduction will be reduced proportionally based on the aggregate Resale Shares actually resold and settled and (iii) neither the Company nor any other Person will have any obligation or liability to Stockholder in respect of any Resale Shares not resold and settled.

(d) Remittance. Within thirty (30) days following each Settlement Date, the Company will pay to Stockholder, by credit to the account established by Stockholder with the Broker or as otherwise provided in the Power of Attorney, the Net Proceeds in respect of such Settlement Date. Such payment will be accompanied by a written statement (which may be transmitted as a wire reference, attachment or separate notice) setting forth the Settlement Date, the number of Resale Shares resold, the number of Forfeited Shares cancelled, the gross proceeds, the Broker Commission and other deductions, and the Net Proceeds. Such statement is conclusive and binding on Stockholder absent manifest error.

(e) Anti-Dilution Adjustment. The Maximum Resale Shares, the Total Reduction, the Forfeiture Ratio, the Initial Offering Price and the Offering Price will be equitably adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar transaction effected after the Effective Date and prior to the final Settlement Date.

(f) Tax Treatment. The Parties intend that the surrender of Forfeited Shares will be treated as a contribution to the capital of the Company by Stockholder for no consideration, and the Parties will report the Transactions consistent with such treatment. The Company has provided no tax advice to Stockholder, and Stockholder acknowledges that Stockholder has had the opportunity to consult independent tax counsel.

(g) Bylaws Consent and ROFR Waiver. The Company hereby (i) consents, pursuant to Section 37 of the Bylaws, to the Transfer of the Resale Shares and the Forfeited Shares in connection with the Transactions and (ii) waives, pursuant to Section 38(g) of the Bylaws, the Company’s right of first refusal with respect to the Resale Shares and the Forfeited Shares. Capitalized terms used in this Section 2(g) and not otherwise defined have the meanings set forth in the Bylaws.

3. Power of Attorney; Custody

(a) Execution and Delivery. On the Effective Date, Stockholder will execute and deliver to the Company the Power of Attorney.

(b) Coupled with an Interest. Stockholder acknowledges that the Power of Attorney is coupled with an interest, is irrevocable and will survive Stockholder’s death, incapacity, dissolution or other change in status.

(c) Custody. Stockholder will deliver to the Transfer Agent, on or before the Effective Date, all certificates (if any) representing the Resale Shares and the Forfeited Shares, together with duly executed stock powers in blank, or, in the case of book-entry shares, will deliver to the Transfer Agent irrevocable instructions to register the Resale Shares and the Forfeited Shares in a restricted sub-account pending application in accordance with this Agreement and the Power of Attorney.

(d) Authority of Attorneys-in-Fact. The attorneys-in-fact designated in the Power of Attorney are authorized, on Stockholder’s behalf, to execute and deliver any and all instruments, certificates, stock powers, transfer agent instructions and other documents, and to take any and all other actions, that the Company determines are necessary or appropriate to effectuate the Transactions, including the sale of Resale Shares, the Cancellation of Forfeited Shares and the satisfaction of any indemnification obligation under Section 10.

4. Conditions to Company’s Obligations. The obligations of the Company under this Agreement are subject to the satisfaction (or waiver in writing by the Company in its sole discretion) of each of the following conditions, in each case at and as of the Effective Date and at and as of each Settlement Date:

(a) Qualification. The SEC has qualified the Form 1-A and such qualification remains in effect.

(b) Power of Attorney. Stockholder has duly executed and delivered the Power of Attorney, and the Power of Attorney remains in full force and effect.

(c) Custody. Stockholder has duly delivered the Resale Shares and the Forfeited Shares to the Transfer Agent in accordance with Section 3(c).

(d) Representations and Warranties. The representations and warranties of Stockholder set forth in Section 5 are true and correct in all respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of the Effective Date and as of such Settlement Date with the same effect as if made on and as of such date.

(e) Covenants. Stockholder has performed and complied in all respects with each covenant and agreement of Stockholder set forth in this Agreement to be performed or complied with on or prior to such date.

(f) No Material Adverse Effect. No event has occurred and no condition exists that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g) No Order. No Governmental Authority has issued any order, decree, injunction, judgment or ruling restraining, enjoining or prohibiting the consummation of the Transactions, and no proceeding seeking any of the foregoing is pending or threatened.

(h) No MNPI. Stockholder is not in possession of MNPI.

(i) Affiliate Compliance. If Stockholder is, or is reasonably likely to be deemed, an Affiliate of the Company within the meaning of Item 4 of Form 1-A or Rule 251(d)(2) of Regulation A, Stockholder has complied in all respects with the affiliate disclosure, eligibility and resale requirements of Regulation A, Form 1-A and the Offering Circular, and Stockholder has furnished the Company with all information requested by the Company in connection therewith, including for any post-qualification amendment to the Form 1-A.

(j) Information. Stockholder has furnished the Company with all information requested by the Company for inclusion in the Form 1-A, the Offering Circular and any state “blue sky” filings, and all such information is, or when furnished will be, true and correct in all respects and does not, or when furnished will not, omit any fact required to make the statements therein not misleading.

(k) Consents. The Company has obtained any consent, waiver or approval required under the Bylaws, the Certificate of Incorporation and any other agreement to which the Company is a party, in each case in connection with the Transactions, in form and substance satisfactory to the Company.

(l) Spousal Consent. If Stockholder is married, Stockholder’s spouse has duly executed and delivered the spousal consent in the form attached hereto as Exhibit B.

5. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company as of the Effective Date and as of each Settlement Date as follows:

(a) Capacity and Authority. Stockholder has all necessary power and authority, including corporate, under all applicable provisions of law to execute and deliver this Agreement and each other agreement, instrument, certificate and document executed or to be executed by Stockholder in connection with the Transactions (collectively with this Agreement, the “Transaction Documents”) and to perform its obligations hereunder. This Agreement is a valid and binding obligation of Stockholder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) as limited by general principles of equity that restrict the availability of equitable remedies, and (iii) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

(b) Authorization. Stockholder has all necessary power and authority, including corporate, under all applicable provisions of law to execute and deliver each Transaction Document Each Transaction Document is a valid and binding obligation of Stockholder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) as limited by general principles of equity that restrict the availability of equitable remedies, and (iii) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws (the “Enforceability Exceptions”).

(c) Title. Stockholder is the lawful owner of the Resale Shares and the Forfeited Shares, with good and marketable title thereto, and the Stockholder has the absolute right to sell, assign, convey, transfer and deliver such Resale Shares and Forfeited Shares and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits are transferable by the Stockholder to investors and the Company, free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money. Delivery to investors of such Resale Shares, upon payment therefor, and to the Company of such Forfeited Shares, will (i) pass good and marketable title to such Resale Shares to the relevant investor(s) and Forfeited Shares to the Company, free and clear of all Claims, and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Resale Shares and Forfeited Shares.

(d) No Filings. No order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to the Stockholder in connection with the acceptance, delivery and performance by the Stockholder of this Agreement or the sale and delivery of the Offered Shares of such Stockholder being sold in the Reg A Offering, except (i) for such filings as may be required under Regulation A of the 1933 Act, or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of the Stockholder to perform its obligations hereunder and the transactions contemplated hereby.

(e) Consents and Approvals. No consent, waiver, approval, authorization, order, license, permit, registration, declaration, qualification or filing of or with, or notice to, any Governmental Authority or any other Person is required on the part of Stockholder in connection with the execution and delivery by Stockholder of each Transaction Document, the performance by Stockholder of Stockholder’s obligations thereunder or the consummation of the Transactions, other than (i) any such consent, waiver, approval, authorization, order, license, permit, registration, declaration, qualification, filing or notice that has been duly obtained, made or given and remains in full force and effect on or prior to the Effective Date and (ii) the qualification of the Form 1-A by the SEC and any state “blue sky” filings to be made in connection with the Reg A Offering.

(f) No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(g) Information for Offering. All information furnished by or on behalf of Stockholder for inclusion in the Form 1-A, the Offering Circular, any post-qualification amendment, any state “blue sky” filing or any FINRA filing is, or when furnished will be, true and correct in all respects and does not omit any fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) MNPI. Stockholder is not in possession of, and has not based any decision relating to the Transactions on, any MNPI. Stockholder has not, directly or indirectly, purchased, sold or otherwise traded in any security of the Company while in possession of any MNPI. Stockholder acknowledges that the Company may possess information regarding the Company and its securities that has not been disclosed to Stockholder and that may constitute MNPI. Stockholder further acknowledges that the Offering Circular contains the disclosures the Company is required to make in connection with the Reg A Offering and that Stockholder, having had the opportunity to consult independent counsel, has elected to enter into the Transactions notwithstanding any such information asymmetry. Stockholder waives, to the fullest extent permitted by applicable law, any claim, right or remedy against any Indemnified Party, whether at law or in equity and whether arising under contract, tort, statute or otherwise, arising out of, based on or relating to any such information asymmetry, including any claim under Section 10(b) of the Exchange Act of 1934, as amended, Rule 10b-5 promulgated thereunder, Section 17(a) of the Securities Act, any state securities or “blue sky” law and any common-law doctrine of fraud, misrepresentation or non-disclosure.

(i) Bad Actor. No event, circumstance or condition described in Rule 262(a) of Regulation A (each, a “Disqualifying Event”) is applicable to Stockholder or, to Stockholder’s knowledge, any Person listed in Rule 262(a) with respect to Stockholder. No proceeding is pending or, to Stockholder’s knowledge, threatened against Stockholder or any such Person that, if adversely determined, would constitute a Disqualifying Event. Stockholder has exercised reasonable care, including conducting a factual inquiry the scope of which is appropriate under the circumstances, to determine the accuracy of this representation. Stockholder will promptly notify the Company in writing of any Disqualifying Event or any fact, circumstance or proceeding that would, with the passage of time or upon adverse determination, constitute a Disqualifying Event.

(j) Securities Laws Compliance. The offer and sale of the Resale Shares pursuant to this Agreement and the consummation of the Transactions comply, and will comply, in all respects with the Securities Act, the Exchange Act of 1934, as amended, the rules and regulations of the SEC promulgated under each of the foregoing and any other applicable rules, regulations and laws.

(k) No General Solicitation. Neither Stockholder nor any Person acting on Stockholder’s behalf has offered or sold, or will offer or sell, the Resale Shares or any interest therein by means of any form of general solicitation or general advertising, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, broadcast over television or radio or made available on any website or other electronic medium and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Neither Stockholder nor any Person acting on Stockholder’s behalf has engaged, or will engage, in any “testing the waters” communication within the meaning of Rule 255 of Regulation A, except as expressly authorized in writing by the Company. The foregoing representations apply solely to Stockholder and any Person acting on Stockholder’s behalf and do not restrict the Company, Broker or any of their respective representatives from offering, marketing or conducting the Reg A Offering, including any general solicitation, general advertising or “testing the waters” communication permitted under Regulation A

(l) Investment Acknowledgment. Stockholder is a sophisticated party experienced in transactions of this type, has had the opportunity to consult independent legal, tax, accounting and financial advisors, and has made an independent decision to enter into this Agreement and consummate the Transactions. Stockholder is not relying on any representation, warranty, statement or information of the Company or any of its Affiliates, directors, officers, employees, agents or representatives, except for the representations and warranties expressly set forth in Section 6.

(m) Brokers. No broker, finder, financial advisor, investment banker, placement agent or other Person, other than Broker, is or will be entitled to any brokerage commission, finder’s fee, financial advisory fee, placement agent fee or similar compensation in connection with the Transactions based upon any arrangement, contract or commitment made by or on behalf of Stockholder. Stockholder will indemnify and hold harmless each Indemnified Party from and against any Loss arising out of any claim by any Person for any such fee or compensation.

(n) OFAC; Anti-Money Laundering. Stockholder is not, and is not acting directly or indirectly on behalf of any Person that is, (i) named on the List of Specially Designated Nationals and Blocked Persons or any other list of sanctioned Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any other applicable Governmental Authority, (ii) located, organized or resident in any country or territory that is the subject of comprehensive sanctions administered by any of the foregoing or (iii) owned or controlled, directly or indirectly, by any Person described in clause (i) or (ii). Stockholder is, and at all times has been, in compliance in all respects with applicable anti-money laundering laws (including the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act), anti-terrorism laws, anti-bribery and anti-corruption laws (including the U.S. Foreign Corrupt Practices Act of 1977, as amended) and economic sanctions laws.

(o) Reliance. Stockholder acknowledges that the Company has entered into and is consummating the Transactions in reliance on each agreement, representation, warranty and covenant of Stockholder set forth in this Agreement.

(p) Acknowledgment. Stockholder acknowledges and agrees that the Company has entered into, or may enter into, agreements with other stockholders of the Company providing for the resale of shares of Common Stock in the Reg A Offering on terms that differ from, and that may be more or less favorable than, the terms set forth in this Agreement, including with respect to the offering price, the ratio of forfeited or surrendered shares to shares resold, the allocation of commissions and offering expenses, the timing of remittance of net proceeds, the representations, warranties, covenants and indemnification obligations of such other stockholders, and the conditions to the Company’s and such other stockholders’ obligations and Stockholder waives, to the fullest extent permitted by applicable law, any claim, right or remedy against any Indemnified Party arising out of or based on any such disparate treatment.

(q) Disclosure. All information furnished by or on behalf of Stockholder to the Company in connection with this Agreement, the Form 1-A, the Offering Circular, any post-qualification supplement or amendment thereto, any state “blue sky” filing, any FINRA filing or any selling securityholder questionnaire, and each representation, warranty, certification and statement of Stockholder contained in any Transaction Document or in any certificate, disclosure, information, schedule or instrument delivered by Stockholder pursuant hereto or thereto, is true, correct and complete in all respects and does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Stockholder acknowledges that the Company has entered into and is consummating the Transactions in reliance on the accuracy and completeness of each such representation, warranty, certification, statement and item of information.

6. Representations and Warranties of the Company. The Company represents and warrants to Stockholder as of the Effective Date as follows:

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority and Authorization. The Company has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action of the Company.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

7. Covenants

(a) Cooperation. Stockholder will cooperate with the Company in connection with the Reg A Offering, including by (i) furnishing all information requested by the Company for inclusion in the Form 1-A, the Offering Circular, any post-qualification amendment and any state “blue sky” filing, (ii) executing and delivering any selling securityholder questionnaire requested by the Company, (iii) executing and delivering any document reasonably requested by the Company, the Transfer Agent or Broker to effectuate the Transactions and (iv) providing prompt updates to any information previously furnished.

(b) MNPI; Trading. Stockholder will not, directly or indirectly, trade in any securities of the Company while in possession of any MNPI. Stockholder will promptly notify the Company in writing if Stockholder comes into possession of any MNPI.

(c) Affiliate Compliance. If Stockholder is, or becomes, an Affiliate of the Company within the meaning of Item 4 of Form 1-A or Rule 251(d)(2) of Regulation A, Stockholder will (i) comply in all respects with the affiliate disclosure, eligibility and resale requirements of Regulation A, Form 1-A and the Offering Circular, (ii) consent to any post-qualification amendment to the Form 1-A reflecting Stockholder’s affiliate status and (iii) furnish all information requested by the Company in connection therewith.

(d) Anti-Circumvention. Stockholder will not, directly or indirectly, take any action or fail to take any action with the purpose or effect of circumventing or undermining the Reg A Offering, this Agreement or any obligation of Stockholder hereunder.

(e) No Conflicting Agreements. Stockholder will not enter into any agreement, arrangement or understanding that conflicts with this Agreement or any obligation of Stockholder hereunder.

(f) Publicity. The Company controls all publicity regarding the Transactions and the Reg A Offering. Stockholder will not issue any press release or make any public statement regarding the Transactions or the Reg A Offering without the Company’s prior written consent, except as required by applicable law (in which case Stockholder will provide the Company with reasonable advance notice and an opportunity to review and comment).

(g) Confidentiality. Stockholder will hold in confidence and not disclose to any Person any non-public information regarding the Company, the Reg A Offering or the Transactions, except (i) to Stockholder’s legal, tax, accounting and financial advisors who are bound by an obligation of confidentiality, (ii) as required by applicable law (with prior written notice to the Company to the extent legally permitted) and (iii) as expressly authorized by the Company in writing.

(h) Further Assurances. Each Party will execute and deliver any further documents, and take any further actions, that any other Party reasonably requests to effectuate the Transactions and the purposes of this Agreement.

8. [reserved].

9. [reserved]

10. Indemnification

(a) Indemnification by Stockholder. Stockholder will indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses arising out of, resulting from or relating to (i) any breach or inaccuracy of any representation or warranty of Stockholder set forth in this Agreement; (ii) any breach or non-performance of any covenant or agreement of Stockholder set forth in this Agreement; (iii) any untrue statement or alleged untrue statement of a material fact contained in the Form 1-A, the Offering Circular, any post-qualification amendment, any state “blue sky” filing or any FINRA filing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent based on or attributable to information furnished by or on behalf of Stockholder; (iv) any negligence, fraud, intentional misrepresentation or willful misconduct of Stockholder; and (v) any claim by any Person that Stockholder is required to obtain any consent, waiver or approval under any contract, agreement or instrument to which Stockholder is a party in connection with the Transactions.

(b) Forfeiture Remedy. In addition to, and without limiting, any other right or remedy available to the Indemnified Parties, upon the Company’s good-faith determination that any Loss is subject to indemnification under Section 10(a), the Company may, by written notice to Stockholder, satisfy all or any portion of such Loss by causing Stockholder to forfeit and surrender to the Company for Cancellation a number of shares of Common Stock then held by Stockholder (“Indemnification Forfeiture Shares”) determined by dividing the amount of such Loss by the Indemnification Share Value. The Indemnification Forfeiture Shares will be cancelled effective as of the date of the Company’s notice. Stockholder hereby authorizes the Company and its attorneys-in-fact under the Power of Attorney to execute and deliver any document, and to take any action, that the Company determines is necessary or appropriate to effectuate the forfeiture, surrender and Cancellation of the Indemnification Forfeiture Shares.

(c) Indemnification Share Value. “Indemnification Share Value” means the lowest of (i) the Offering Price, (ii) the per-share value of Common Stock as set forth in the most recent valuation of the Company prepared in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and (iii) the VWAP.

(d) Insufficient Capacity. If the number of shares of Common Stock then held by Stockholder is insufficient to satisfy any Loss in full pursuant, then, in addition to and without limiting any other right or remedy available to the Indemnified Parties, the Company may, in its sole discretion, exercise any one or more of the following remedies on a cumulative basis: (i) require Stockholder to pay to the Company in cash an amount equal to the unsatisfied portion of the Loss; (ii) terminate this Agreement and any obligation of the Company hereunder; and (iii) pursue any other right or remedy available at law or in equity.

(e) Notice; Defense of Third-Party Claims. The Company will give Stockholder written notice of any claim for indemnification under this Section 10 with reasonable promptness following the Company’s determination thereof. The Company will control the defense, settlement and disposition of any third-party claim that gives rise to a claim for indemnification hereunder; provided that the Company will not settle any such claim in a manner that imposes any non-monetary obligation on Stockholder without Stockholder’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Stockholder will reasonably cooperate with the Company in the defense, settlement and disposition of any such claim, at Stockholder’s expense.

(f) No Limitation. The remedies set forth in this Section 10 are in addition to, and not in lieu of, any other right or remedy available to the Indemnified Parties at law, in equity or under this Agreement.

(g) Survival. The representations, warranties, covenants and indemnification obligations of Stockholder under this Agreement survive the Effective Date, each Settlement Date and any termination of this Agreement indefinitely.

11. Termination

(a) Termination Events. This Agreement will terminate, automatically and without further action by any Party, upon the earliest to occur of:

(i) the date that is eighteen (18) months following the date the Form 1-A is initially filed with the SEC, if the SEC has not qualified the Form 1-A by such date;

(ii) the date the Company withdraws, abandons, suspends or otherwise terminates the Form 1-A or the Reg A Offering, in each case in the Company’s sole discretion;

(iii) the date on which the Reg A Offering expires, terminates or otherwise concludes in accordance with its terms, including upon (A) the sale of the maximum offering amount qualified under the Form 1-A, (B) the expiration of any offering period set forth in the Offering Circular and (C) the third anniversary plus 180 days of the initial Qualification Date;

(iv) the date the qualification of the Form 1-A is suspended, revoked or rescinded by the SEC or any other Governmental Authority, or the consummation of the Reg A Offering is enjoined by any Governmental Authority, in each case if such suspension, revocation, rescission or injunction is not lifted within thirty (30) days;

(v) the date all Resale Shares contemplated by this Agreement have been resold and settled and all Forfeited Shares contemplated by this Agreement have been cancelled in accordance with Section 2;

(vi) the date of the mutual written agreement of the Parties to terminate this Agreement;

(vii) the date of Stockholder’s death or incapacity, at the Company’s election by written notice to Stockholder’s estate or legal representative; and

(viii) the date specified in a written notice of termination delivered by the Company to Stockholder, in the Company’s sole discretion, including for any regulatory, legal, tax, accounting, commercial or strategic reason or for any breach by Stockholder of any representation, warranty, covenant, agreement or other obligation under this Agreement.

(b) Termination by Company. The Company may terminate this Agreement at any time, in its sole discretion and by written notice to Stockholder, including (i) upon any breach by Stockholder of any representation, warranty, covenant, agreement or other obligation set forth herein and (ii) if the SEC requires changes to, or raises comments on, the Form 1-A or the Reg A Offering that the Company determines are adverse or impractical, in which case the Company may abandon the Transactions and proceed with the Reg A Offering without the Resale Shares..

(c) Effect of Termination. Termination of this Agreement does not relieve (i) any Party of liability for any breach occurring, or any obligation accruing, prior to termination; or (ii) the Company’s obligation to remit Net Proceeds, or Stockholder’s obligation to surrender Forfeited Shares, in respect of any Settlement Date occurring prior to termination. Any unpaid portion of the Legal Expense Reimbursement becomes immediately due and payable in cash upon termination. The Power of Attorney remains in full force and effect to the extent necessary to give effect to the consummation of transactions. Sections 1, 5, 6, 7(b), 7(d), 7(f), 7(g), 10, 11(c) and 12 survive termination indefinitely.

12. Miscellaneous

(a) Governing Law. This Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without regard to any conflict of laws principle that would result in the application of the law of any other jurisdiction.

(b) Exclusive Forum. Each Party irrevocably (i) agrees that any action, suit, claim or proceeding arising out of or relating to this Agreement or the Transactions (each, an “Action”) will be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), (ii) submits to the exclusive jurisdiction of such courts in respect of any Action, (iii) waives, and agrees not to assert, any defense or objection to the laying of venue in such courts, including any defense or objection based on forum non conveniens or lack of personal jurisdiction, and (iv) consents to service of process in any Action by the delivery of process in the manner provided for the giving of notices in Section 12(e).

(c) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS. EACH PARTY (I) ACKNOWLEDGES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THIS WAIVER, (II) ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL REGARDING THIS WAIVER AND HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT IN RELIANCE ON, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 12(C) AND (III) CERTIFIES THAT THIS WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL.

(d) Specific Performance. Each Party acknowledges that monetary damages would not be an adequate remedy for any breach of this Agreement and that, in addition to any other right or remedy available at law or in equity, the non-breaching Party is entitled to specific performance, injunctive relief and other equitable remedies, in each case without the requirement to post any bond or other security and without proof of actual damages.

(e) Notices. All notices, requests, consents and other communications under this Agreement must be in writing and will be deemed duly given when delivered personally, when sent by electronic mail (with confirmation of receipt), one (1) business day after deposit with a nationally recognized overnight courier or three (3) business days after mailing by certified or registered mail (return receipt requested), in each case addressed to the recipient at the address set forth on the signature page hereto or at such other address as such recipient may designate by written notice to the other Party.

(f) Assignment. Stockholder may not assign or delegate this Agreement or any right or obligation hereunder without the Company’s prior written consent, and any purported assignment or delegation in violation of the foregoing is null and void. The Company may assign this Agreement and any right or obligation hereunder to any Affiliate or successor of the Company without Stockholder’s consent. Subject to the foregoing, this Agreement is binding on, and inures to the benefit of, the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

(g) Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, only by an instrument in writing signed by the Company and Stockholder. No failure or delay by any Party in exercising any right or remedy under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right or remedy will preclude any further exercise thereof.

(h) Entire Agreement. The Transaction Documents, and the exhibits and schedules hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, representations, warranties, covenants, negotiations and discussions, whether oral or written, among the Parties or their respective Affiliates or representatives with respect to such subject matter. Stockholder acknowledges and agrees that, in entering into this Agreement and consummating the Transactions, Stockholder has not relied on, and is not relying on, any statement, representation, warranty, covenant, opinion, projection, forecast, advice (including legal, tax, regulatory, accounting or financial advice), information or material made, given or furnished by the Company or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives, except for the representations and warranties of the Company expressly set forth in Section 6. The Company expressly disclaims any other statement, representation, warranty, covenant, opinion, projection, forecast, advice, information or material, including any made, given or furnished in any presentation, data room, diligence response, financial projection, business plan or other communication.

(i) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns. Except as provided in this Section 12(i), nothing in this Agreement, express or implied, is intended to confer, or does confer, on any other Person any right, benefit or remedy of any nature. Each Indemnified Party is an express third-party beneficiary of Section 10 and is entitled to enforce Section 10 directly against Stockholder as if such Indemnified Party were a Party to this Agreement, in each case without the need for joinder of the Company or any other Person.

(j) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or such provision in any other jurisdiction, and the Parties will negotiate in good faith to replace such provision with a valid, legal and enforceable provision that gives effect to the original intent of the Parties.

(k) Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including any signature complying with the U.S. federal ESIGN Act of 2000 or any similar applicable law) is as effective as delivery of a manually executed counterpart hereof.

(l) Construction. This Agreement is the product of arms’-length negotiation among the Parties, each of which has had the opportunity to consult independent counsel. No rule of construction will apply to the disadvantage of the drafter. References to “Sections” and “Exhibits” are to Sections of, and Exhibits to, this Agreement. The words “include”, “including” and “includes” are deemed to be followed by the phrase “without limitation”. References to a statute or regulation include any rule or regulation promulgated thereunder and any successor statute, rule or regulation. Headings are for convenience only and do not affect the interpretation of this Agreement.

(m) Expenses. Stockholder will reimburse the Company for the Legal Expense Reimbursement. The Legal Expense Reimbursement will be satisfied by deduction from Net Proceeds in accordance with the definition thereof. Except as set forth in the immediately preceding sentence, each Party bears its own costs and expenses (including legal fees) incurred in connection with the negotiation, execution and performance of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

GREENFIELD ROBOTICS CORPORATION

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Address:
Email:

EXHIBIT A

FORM OF IRREVOCABLE POWER OF ATTORNEY

EXHIBIT B

FORM OF SPOUSAL CONSENT

The Company agrees to furnish supplementally a copy of any omitted schedule, appendix or exhibit to the Commission upon request.